EXHIBIT 4.4

ASSET PURCHASE AGREEMENT

THIS AGREEMENT DATED AS OF THE 7th DAY OF NOVEMBER, 2005 (the “Effective Date”).

BETWEEN:

DR. RICHARD HENLEY, a business person having a place of business at 131 Poppet Road, Wamboin NSW 2620, Australia,

(“Dr. Henley”)

AND:

CYBELE RESOURCES INC., a company incorporated under the laws of British Columbia having a place of business at 200 - 285 Granville Street, Vancouver, BC V6C 1S4

(“Cybele”)

WHEREAS:

A.    Dr. Henley is in possession of intellectual property used for targeting gold and copper properties and has defined a database (the “Assets”) comprising of the latitude and longitude of the centre of priority areas that constitute exploration targets and the Assets have been delivered on a computer disk by Dr. Henley to Cybele;

B.    Cybele would like to purchase the Assets from Dr. Henley, and Dr. Henley would like to sell the Assets to Cybele on the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree (the “Agreement”) each with the other as follows:

1.	Representations And Warranties

1.1    In order to induce Dr. Henley to enter into this Agreement and complete his obligations hereunder, Cybele represents and warrants to Dr. Henley that:

(a)
Cybele was and remains duly incorporated under the laws of British Columbia and is in good standing with respect to the filing of annual reports with the Director of the B.C. Business Corporations Act;

(b)
Cybele holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for Cybele to meet its obligations under this Agreement;

(c)
Cybele has the corporate power to carry on the business carried on by it and to be carried on by it to meet its obligations under this Agreement, and Cybele is duly qualified to carry on business in all jurisdictions in which it carries on business;

(d)
Cybele has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on Cybele enforceable against it in accordance with its terms and conditions; and

(e)	the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)
conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Memorandum or Articles of Cybele, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which it is a party or by which it is bound, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii)	to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by Cybele.

1.2    The representations and warranties of Cybele are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Dr. Henley shall be entitled, for a period of one year following Closing, to seek remedy against Cybele for any such misrepresentation or breach of warranty.

1.3    In order to induce Cybele to enter into this Agreement and complete its obligations hereunder, Dr. Henley represents and warrants to Cybele that:

(a)	Dr. Henley is the beneficial owner of all the Assets;

(b)	Dr. Henley has good and marketable title to the Assets free and clear of all liens, charges and encumbrances of any kind;

(c)
Dr. Henley has good and sufficient right and authority to enter into this Agreement and to carry out his obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on Dr. Henley enforceable against him in accordance with its terms and conditions; and

(d)
to the extent that they might prevent Dr. Henley from meeting his obligations under this Agreement, there are no outstanding actions, suits, judgements, investigations or proceedings of any kind whatsoever against or affecting Dr. Henley at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of his knowledge, any pending or threatened.

1.4    The representations and warranties of Dr. Henley are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Cybele shall be entitled, for a period of one year following Closing, to seek remedy against Dr. Henley for any such misrepresentation or breach of warranty.

2.	Purchase and Sale

2.1    Subject to the terms and conditions of this Agreement, Dr. Henley agrees to sell the Assets to Cybele, and Cybele agrees to purchase the Assets from Dr. Henley, on the Closing Date in exchange for a 0.5% Net Smelter Return (“NSR”), as defined in Schedule “A” to this Agreement. The NSR will apply to the Assets as set out in the computer disk delivered by Dr. Henley to Cybele and will apply to any resource extracted by Cybele that falls within or overlaps with an area defined by a circle whose radius is 10km of the latitude and longitude of the centre of the target listed in the Assets.

3.	Covenants, Agreements and Acknowledgements

3.1  Dr. Henley covenants and agrees with Cybele that he shall:

(a)	provide to Cybele and its advisors, reasonable access to the Assets, accounting records, legal records and other business records related to the revenue attributed to the Assets;

(b)
from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of Dr. Henley remain true and correct, and not do any such act or thing that would render any representation or warranty of Dr. Henley untrue or incorrect;

(c)
from and including the Effective Date through to and including the Time of Closing, preserve and protect the Assets and, without limiting the generality of the foregoing, preserve and protect the Assets in a reasonable and prudent manner; and

(d)	not negotiate with any other person in respect of a purchase and sale of any part of the Assets.

3.2    Cybele covenants and agrees with Dr. Henley that it shall use reasonable commercial efforts to raise US$400,000 by December 7, 2005 failing which Dr. Henley has the option to demand in writing by December 31, 2005 that the Assets be returned to him in exchange for the return of the NSR. The parties acknowledge that Cybele intends to raise an additional US$1,000,000, but there are no assurances that such funds will be obtained on terms acceptable to Cybele. If, for any reason the Board of Directors of Cybele determine that it is in the best interest of the Company to delay or curtail any additional funding beyond the US$400,000, Cybele, in good faith, will discuss alternate business or funding arrangements with Dr. Henley in order that Cybele can continue reasonable operations.

4.	Conditions Precedent

4.1    Dr. Henley’s obligations under this Agreement including, without limitation, his obligation to close this Agreement, are subject to the fulfilment, to its satisfaction, of the following conditions that:

(a)	as of the Time of Closing, Cybele shall have complied with all of its covenants and agreements contained in this Agreement; and

(b)
as of the Time of Closing, the representations and warranties of Cybele contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Cybele as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Dr. Henley and may be waived by him in whole or in part on or before the Time of Closing.

4.2    Cybele’s obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the fulfilment, to its satisfaction, of the following conditions that:

(a)	as of the Time of Closing, Dr. Henley shall have complied with all of his covenants and agreements contained in this Agreement; and

(b)
as of the Time of Closing, the representations and warranties of Dr. Henley contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Dr. Henley as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Cybele and may be waived by it in whole or in part on or before the Time of Closing.

5.	Closing

5.1    The completion of the transactions contemplated under this Agreement shall be closed (the “Closing”) at the offices of Catalyst Corporate Finance Lawyers, Suite 1400, 1055 West Hastings Street, Vancouver, British Columbia, at 9:00 a.m. local time in Vancouver, B.C. (the “Time of Closing”) on 7th day of November, 2005 (the “Closing Date”) .

5.2    At the Time of Closing on the Closing Date, Dr. Henley shall deliver to Cybele the following Closing documents: all the books, records, data, know how, maps, results, programs, electronic data and all other information comprising of the Assets.

5.3    At the Time of Closing on the Closing Date, Cybele shall deliver to Dr. Henley the following Closing documents: a certified true copy of the resolutions of the board of directors of Cybele evidencing that the board of Cybele has approved this Agreement and all of the transactions of Cybele contemplated hereunder.

6.	General

6.1    Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

6.2    The schedules to this Agreement and the recitals to this Agreement constitute a part of this Agreement. The headings in this Agreement are for reference only and do not constitute terms of the Agreement. Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

6.3    This Agreement constitutes the entire agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

6.4    The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the other in order that the full intent and meaning of this Agreement is carried out. The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing of this Agreement, shall survive the Closing of this Agreement.

6.5    No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Agreement.

6.6    Any notice, request, demand or other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand, email or by fax to the parties at their following respective addresses:

To Dr. Richard Henley:

131 Poppet Road
Wamboin NSW 2620
Australia

Fax:  (612) 6238-3036

To Cybele Resources Inc.:

285 - 200 Granville Street
Vancouver, BC
V6C 1S4

Attention: Edward Farrauto

Fax:  (604) 681-9955

or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and the party sending such notice should request acknowledgement of delivery and the party receiving such notice should provide such acknowledgement. Notwithstanding whether or not a request for acknowledgement has been made or replied to, whether or not delivery has actually occurred will be a question of fact. If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

6.7    This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

6.8    This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of British Columbia.

6.9    This Agreement may be signed by fax and in counterpart and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the Effective Date first above written.

“Dr. Richard Henley Dr. Richard Henley
THE CORPORATE SEAL of CYBELE RESOURCES INC. was hereunto affixed in the presence of: “Cybele Resources Inc. Authorized Signatory	) ) ) ) ) ) c/s ) ) ) )

SCHEDULE “A” TO THE AGREEMENT MADE
BETWEEN DR. HENLEY AND CYBELE

Net Smelter Return

1.    Net Smelter Returns shall mean any and all amounts received, from time to time, by the party obligated to pay the royalty (the “Owner”) for product extracted from ore mined from the Assets, deducting therefrom all expenses relating to the treatment of such product at any smelter, refinery or mint, including all costs and charges for the treatment, tolling, smelting, refining or minting of such product and all costs and weighing, sampling, assaying and marketing, as well as penalties, representation charges, referee’s fees and expenses, import taxes and export taxes; that is to say, Net Smelter Returns shall mean the net amount received by the Owner from a smelter, refinery or mint, as the case my be, less all costs and charges associated with marketing, selling and delivering the product to the smelter, refinery or mint, as the case may be.

2.    If the product is treated at a smelter, refinery or mint owned, operated or controlled by the Owner or an affiliate of it, all costs and charges referred to in paragraph 1 hereof shall be equivalent to the prevailing competitive rates charges by similar smelters, refineries or mints, as the case may be, in arm’s length transactions for the treatment of like quantities and quality of product.

3.    Net Smelter Returns shall be calculated by the Owner at the end of the calendar quarter in which the ores or concentrates from the Assets were sold or otherwise deemed disposed of and payment to the party entitled to receive such payment (the “Royalty Holder”) shall be made by the Owner within 45 days after the end of each quarter.

4.    The Owner shall provide the Royalty Holder with an annual statement of the Net Smelter Returns as of the end of each December 31st on or before the 31st day of March following such 31st day of December. The Owner shall maintain adequate records which shall be made available to the Royalty Holder for a period of eight (8) months following the delivery of such annual statement by the Owner so as to enable the Royalty Holder to verify the correctness of its determination of Net Smelter Returns. The determination of whether an entry has been properly categorized or calculated shall be finally made by an independent auditor to be appointed by the Owner if the parties cannot agree between themselves, provided, however, that after the eighth month following the delivery of an annual statement, such annual statement shall be deemed to be correct and the Royalty Holder shall waive all of its rights to challenge same.

5.    For the purposes of determining whether an amount received by the Owner is properly received on account of “product extracted from ore mined from the Assets,” as defined in paragraph 1 hereof, the parties agree that all amounts received by the Owner on account of future sales contracts, hedging programs or other commodity arrangements which relate to product extracted (or to be extracted) from ore mined (or to be mined) from the Assets shall be deemed to be subject to the Net Smelter Returns Royalty and the Royalty Holder shall be entitled to receive payments in respect thereof.